NORWEST FINANCIAL, INC.

        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                           Exhibit (12)


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


                                        Years Ended December 31,

                                         (Thousands of Dollars)

                           1995        1994        1993       1992       1991
Net earnings             $267,941    $223,340    $203,297   $164,204   $130,880


Add:

  Fixed charges:

  Interest including
  amortization of
  debt expense            359,079     259,605     242,440    236,337    255,075

  One-third of
  rentals*                 10,317       9,747      10,146      8,207      7,209

  Total fixed
  charges                 369,396     269,352     252,586    244,544    262,284

  Provision for
  income taxes            147,873     116,900     104,228     84,334     63,985


Total net earnings,
  fixed charges and
  income taxes -
  "Earnings"             $785,210    $609,592    $560,111   $493,082   $457,149


Ratio of earnings
  to fixed charges           2.13        2.26        2.22       2.02       1.74


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*One-third of rentals is deemed representative of the interest factor.